Exhibit 10.g

SHARE TRANSFER AGREEMENT

This Share Transfer Agreement (the “Agreement”) is dated as of August 1, 2004, by and among Texas Instruments Incorporated, a Delaware corporation (“TI”), MEMC Electronic Materials, Inc., a Delaware corporation (“MEMC Inc.”) and MEMC Southwest Inc., a Delaware corporation (“MEMC SW”).

WHEREAS, MEMC Inc. and TI formed MEMC SW as a joint venture for the purpose of manufacturing and selling silicon wafers;

WHEREAS, MEMC Inc. owns 80% of the issued and outstanding shares of common stock of MEMC SW and TI owns 20% of the issued and outstanding shares of common stock of MEMC SW; and

WHEREAS, TI has agreed to transfer its 20% interest in MEMC SW to MEMC Inc. and MEMC Inc. has agreed to accept the transfer of such shares in consideration for the agreements and covenants contained herein).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, TI, MEMC Inc. and MEMC SW hereby agree as follows:

Article 1

Definitions

1.1 “Closing” means the consummation of the transactions described in Article 2 of this Agreement.

1.2 “Closing Date” means August 1, 2004.

1.3 “Shareholders’ Agreement” means that certain Shareholders’ Agreement, dated as of May 16, 1995, by and between MEMC Inc. and TI, which was accepted and ratified by MEMC SW on May 30, 1995, as amended by the First Amendment to Shareholders’ Agreement dated as of April 20, 1999, the Second Amendment to Shareholders’ Agreement dated as of April 1, 2000 and the Third Amendment to Shareholders’ Agreement dated as of December 6, 2001.

1.4 “Supply Letter of Intent” means that certain Supply Letter of Intent attached hereto as Exhibit A.

1.5 “Technology Transfer Agreement” means that certain Technology Transfer Agreement, dated as of June 30, 1995, by and among TI, MEMC SW and MEMC Inc.

1.6 “TI Certificate” means MEMC SW stock certificate no. 2 issued to TI for 2,000 shares of MEMC SW common stock.

1.7 “TI Consent Letters” means, collectively: (i) that certain letter agreement, dated as of November 13, 2001, by and among MEMC Inc., TI and MEMC SW, (ii) that certain letter agreement, dated as of December 21, 2001, by and among MEMC Inc., TI and MEMC SW, and (iii) that certain letter agreement, dated as of March 5, 2002, by and among MEMC Inc., TI and MEMC SW.

1.8 “TI Purchase Agreement” shall mean that certain TI Purchase Agreement by and among TI, MEMC SW and MEMC Inc., dated as of June 30, 1995, as amended by the First Amendment to Purchase Agreement dated as of April 1, 2000.

Article 2

Share Transfer

2.1 Share Transfer. In consideration for the agreements and covenants contained herein and in the Supply Letter of Intent, TI agrees to transfer and assign to MEMC Inc. on the Closing Date and MEMC Inc. agrees to accept from TI on the Closing Date, all of the shares of MEMC SW common stock owned by TI.

2.2 Closing Deliveries. On the Closing Date, TI agrees that it will deliver to MEMC Inc.: (i) the TI Certificate, registered in the name of TI and accompanied by a stock power duly signed by TI and (ii) a signed letter of resignation from TI’s representative on the MEMC SW Board of Directors. If the Closing has not occurred by August 31, 2004, then MEMC Inc. or TI may terminate this Agreement effective upon written notice to the other.

Article 3

Termination of Existing Agreements

3.1 Termination of TI Purchase Agreement. The parties hereto agree that the TI Purchase Agreement shall terminate effective upon the Closing, subject to the provisions of the following sentences. The parties agree that the following terms and conditions of the TI Purchase Agreement shall survive termination: (i) those terms and conditions specifically referred to in Section 2.6 of the Supply Letter of Intent and (ii) Article XI - Warranties and Representations, Article XIV - Default and Mediation, Article XX - Export Control and Section 22.05 - No Incidental or Consequential Damages. The parties further agree that termination of the TI Purchase Agreement shall not terminate the parties’ obligations and liabilities that have accrued thereunder as of the date of termination, except for obligations and claims released pursuant to Sections 5.2 and 5.4, hereof.

3.2 Termination of Technology Transfer Agreement. The parties hereto agree that the Technology Transfer Agreement shall terminate effective upon the Closing.

3.3 Termination of TI Consent Letters. The parties hereto agree that each of the TI Consent Letters shall terminate effective upon the Closing.

3.4 Survival of Shareholders’ Agreement Provisions. The parties hereto agree that the following provisions of the Shareholders’ Agreement shall survive the Closing: (i) Section 11.03 - Nonsolicitation, and (ii) Article 27 - Indemnification.

Article 4

Ongoing Business Relationship

The parties hereto intend to engage in an ongoing business relationship after the Closing Date as set forth in the Supply Letter of Intent attached hereto as Exhibit A.

Article 5

Representations, Warranties and Releases

5.1 TI Representations and Warranties. TI makes the following representations and warranties to MEMC Inc. and MEMC SW, each of which is true and correct on the date hereof and shall be true and correct on the Closing Date:

(a) It is a corporation duly organized, existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to execute and deliver this Agreement and other documents required to be executed and delivered hereunder and to perform its obligations hereunder and thereunder.

(b) This Agreement has been duly and validly authorized, executed and delivered by it and constitutes the legal, valid and binding obligation of it, enforceable against it in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency or other similar laws affecting creditors rights generally, or (ii) general principles of equity.

(c) The execution, delivery and performance by it of this Agreement does not (i) violate or conflict with its articles of incorporation, or (ii) result in any material breach of, or constitute a material default under any contract to which it is a party.

(d) The execution, delivery and performance by it of this Agreement does not require the consent of any governmental authority.

(e) It is the legal owner of 2,000 shares of MEMC SW common stock, as evidenced by the TI Certificate, free and clear of any liens or encumbrances, and has the full power and authority to transfer such shares as provided herein. Such shares represent the entire interest of TI in the issued share capital of MEMC SW.

5.2 TI Releases. TI hereby releases and discharges all past, existing and future claims or demands, known or unknown, against MEMC Inc. and/or MEMC SW arising out of or in relation to TI’s past ownership of shares of MEMC SW stock and/or service by a TI representative on the board of directors of MEMC SW. TI also hereby releases and discharges all claims related to past business transactions with MEMC Inc. or MEMC SW (except claims related to the quality of silicon material sold to TI by MEMC Inc. or MEMC SW).

5.3 MEMC Representations and Warranties. Each of MEMC Inc. and MEMC SW makes the following representations and warranties to TI, each of which is true and correct on the date hereof and shall be true and correct on the Closing Date:

(a) It is a corporation duly organized, existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to execute and deliver this Agreement and other documents required to be executed and delivered hereunder and to perform its obligations hereunder and thereunder.

(b) This Agreement has been duly and validly authorized, executed and delivered by it and constitutes the legal, valid and binding obligation of it, enforceable against it in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency or other similar laws affecting creditors rights generally, or (ii) general principles of equity.

(c) The execution, delivery and performance by it of this Agreement does not (i) violate or conflict with its articles of incorporation, or (ii) result in any material breach of, or constitute a material default under any contract to which it is a party.

(d) The execution, delivery and performance by it of this Agreement does not require the consent of any governmental authority.

5.4 MEMC Releases. MEMC Inc. and MEMC SW hereby individually, jointly and severally release and discharge all past, existing and future claims or demands, known or unknown, against TI and its current and past officers, directors and employees arising out of or in relation to TI’s past ownership of shares of MEMC SW stock and/or service by a TI representative on the board of directors of MEMC SW. MEMC Inc. and MEMC SW also hereby individually, jointly and severally release and discharge all claims against TI related to past business transactions with MEMC Inc. or MEMC SW (except claims related to payment for silicon material (i) which has been purchased by TI from MEMC Inc. or MEMC SW on or prior to the Closing Date or (ii) which is on order by TI from MEMC Inc. or MEMC SW as of the Closing Date).

Article 6

Notices

All notices required hereunder shall be in writing and shall be sent by a overnight courier service, or may be sent via facsimile, subject to confirmation via overnight courier service, and shall be addressed to the parties at their addresses set forth below or to such other address(es) as may be furnished by written notice in the manner set forth herein. Notices shall be deemed to have been served when delivered or, if delivery is not performed as a result of the addressee’s fault, when tendered.

If to TI:	Texas Instruments Incorporated
Office of the General Counsel
7839 Churchill Way, MS 3999
Dallas, TX. 75251
Attention: Kent Johnson, Esq.

Fax No.: 972-917-5347

If to MEMC Inc. or MEMC SW:	MEMC Electronic Materials, Inc.
501 Pearl Drive
St. Peters, MO 63376
Attn: General Counsel

Fax No.: 636-474-5158

Article 7

Miscellaneous

7.1 Entire Agreement. This Agreement and the exhibits hereto constitute the entire agreement between TI, MEMC Inc. and MEMC SW relating to the subject matter hereof and supersede all prior agreements, oral or written, and all other communications between the parties with respect to the subject matter hereof.

7.2 Governing Law. This Agreement shall be governed by the laws of the State of Texas, without regard to any conflicts of law principles that may require the application of the laws of any other jurisdiction.

7.3 Severability. If any provision of this Agreement shall be held illegal or unenforceable, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

7.4 Further Acts, Instruments. Each party hereto agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

7.5 Waivers. No waiver by either party with respect to any breach or default or of any right or remedy and no course of dealing or performance shall be deemed to constitute a continuing waiver of any other right or remedy, unless such waiver be expressed in writing signed by the party to be bound.

7.6 Counterparts. This Agreement may be executed in any number of counterparts and when so executed and delivered shall have the same force and effect as though all signatures appeared on one document.

7.7 Captions and Headings. Section and paragraph captions and headings are inserted for convenience only and in no way are to be construed to define, limit or affect the construction or interpretation hereof. Furthermore, the use of the various terms defined in this Agreement in the singular or plural shall in no way be construed to define, limit or affect the construction or interpretation hereof.

7.8 Modifications. This Agreement may not be modified by any oral agreement or representation or by other than any instrument in writing of subsequent date, executed by the parties by their duly authorized representatives.

7.9 Indemnification. Each party shall indemnify, defend and hold harmless the other parties and their directors, officers, employees and agents from and against all claims or liabilities asserted against, imposed upon or incurred by such party or its subsidiaries or joint ventures or any of their directors, officers, employees or agents to the extent such claims or liabilities directly or indirectly arise out of, result from or relate to the breach by the indemnifying party of any representation, warranty or covenant made by it pursuant to this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written and the terms herein shall be effective as of that date.

MEMC ELECTRONIC MATERIALS, INC.		TEXAS INSTRUMENTS INCORPORATED

By:	/s/ NABEEL GAREEB	By:	/s/ ROB SIMPSON
Name:	Nabeel Gareeb	Name:	Rob Simpson
Title:	CEO	Title:	Vice President, Worldwide Procurement & Logistics

MEMC SOUTHWEST INC.

By:	/s/ KENNETH L. YOUNG
Name:	Kenneth L. Young
Title:	Treasurer